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                          UNITED STATES DISTRICT COURT
                         CENTRAL DISTRICT OF CALIFORNIA

                            CIVIL MINUTES--GENERAL

Case No. CV 90-93 MRP                                             DATE: 9/23/99

Title: LITTON SYSTEMS, INC. V. HONEYWELL, INC.

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PRESENT: HON. MARIANA R. PFAELZER, Judge

         Robert J. Flores, Deputy Clerk

ATTORNEYS PRESENT FOR PLAINTIFFS:             ATTORNEYS PRESENT FOR DEFENDANTS:

      N/A                                            N/A


PROCEEDINGS:

On July 26, 1999, the Court heard oral argument on the plaintiffs' Motion for Partial Summary Judgment, defendant's Motion for Judgment as a Matter of Law and Summary Judgment on the Patent Claims, and defendant's Motion for Judgment as a Matter of Law on the State Law Claims (the "Motions"). The Motions were taken under submission on that date.

Having read and considered all the files and records of the proceedings in the case, including the papers filed in support of and in opposition to the Motions, and having considered the oral arguments of counsel, the Court:

     1.  Denies the plaintiffs' Motion for Partial Summary Judgment;

     2. Grants the defendant's Motion for Judgment as a Matter of Law and Summary Judgment on the Patent Claims based on the following conclusions:

         a. Prosecution history estoppel precludes infringement under the doctrine of equivalents with respect to the accused process with a hollow cathode ion beam source. The differences between the hollow cathode source in the Harper chapter cited in the file history and the hollow cathode source in the accused process are trivial. However, prosecution history estoppel does not preclude infringement under the doctrine of equivalents with respect to the accused process with a radio frequency ion beam source. The differences between the radio frequency source in the Lane and Anderson article in the file history and the radio frequency source in the accused process are not trivial.

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                         UNITED STATES DISTRICT COURT
                         CENTRAL DISTRICT OF CALIFORNIA

                            CIVIL MINUTES--GENERAL

Case No. CV 90-93 MRP                                             DATE: 9/23/99

Title: LITTON SYSTEMS, INC. V. HONEYWELL, INC.

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          b.  Under the reasoning of WARNER-JENKINSON CO. V. HILTON DAVIS
CHEMICAL CO., 520 U.S. 17, 117 S. Ct. 1040, 137 L. Ed. 2d 46 (1997), the
doctrine of equivalents cannot be applied to either the accused process with a hollow cathode ion beam source or the accused process with a radio frequency ion beam source if application of the doctrine to those processes would "effectively eliminate [an] element [of the '849 Reissue] in its entirety." WARNER-JENKINSON, 520 U.S. 29, 117 S. Ct. at 1049. The element of a "Kaufman-type ion beam source" would be effectively eliminated if the doctrine of equivalents were applied so expansively as to include either or both of the accused processes. Application of the doctrine of equivalents is precluded as to each of the accused processes.

          c. Application of the doctrine of equivalents cannot embrace a range of equivalents that would extend to the accused process with a radio frequency ion beam source because that ion beam source has a different structure that works in a substantially different way than the "Kaufman type ion beam source." AUGUSTINE MEDICAL, INC. V. GAYMAR INDUSTRIES, INC., 181 F.3d 1291, 50 U.S.P.Q.2d 1900 (Fed. Cir. 1999).

          d. With respect to the accused process with a hollow cathode ion beam source, prior art precludes infringement under the doctrine of equivalents. WILSON SPORTING GOODS CO. V. DAVID GEOFFREY & ASSOCS., 904 F.2d 677, 684, 14 U.S.P.Q.2d 1942, 1948 (Fed. Cir. 1990). Prior art does not preclude infringement under the doctrine of equivalents with respect to the accused process with a radio frequency ion beam source.

     3. Grants the defendant's Motion for Judgment as a Matter of Law on the State Law Claims on the ground that there is insufficient evidence to permit recovery on the state law claims. Litton has wholly failed to establish the elements required for their state law claims.

The Court believes that the proceedings in this matter should be expedited. For that reason, it has not prepared a written opinion. Rather, it has reexamined the voluminous record in light of the arguments of the parties and answered the inquiries put to it by the Federal Circuit. The Court has also considered the Statement of Uncontroverted Facts and Conclusions of Law in Support of the Motions submitted by Honeywell and orders Honeywell to prepare and file a revised statement as to all of the motions and a form of judgment on or before October 11, 1999. Litton shall have to and including October 26, 1999 to object to Honeywell's proposed statement and form of judgment. The Court will then read and consider the submissions of the parties and sign a final statement and judgment. No further filings will be accepted or considered.

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